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                                                                    EXHIBIT 99.1



CONSUMERS ENERGY                  COUNT ON US                      NEWS RELEASE

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                          CONSUMERS ENERGY CLOSES SALE
                    OF MIDLAND COGENERATION VENTURE INTERESTS

               JACKSON, Mich., Nov. 21, 2006 -- Consumers Energy, the principal subsidiary of CMS Energy, closed today the sale of its interests in the 1,500-megawatt Midland Cogeneration Venture to funds managed by GSO Capital Partners and Rockland Capital Energy Investments for $60.5 million.

               Net proceeds from the sale will be used to reduce debt at the utility.

               Consumers Energy owned 49 percent of the MCV Partnership, which leases and operates the facility near Midland, Michigan. Consumers Energy also indirectly owned 35 percent of the facility and along with the other owners leased the facility to the MCV Partnership. GSO and Rockland purchased all of Consumers Energy's interests.

               Consumers Energy is the main customer for the MCV's electricity output. The utility's contract to purchase power from the plant and the associated customer rates aren't affected by the sale.

               The natural gas-fired MCV facility can produce up to 1,500 megawatts of power and up to 1.35 million pounds of industrial steam per hour. It began commercial operation in 1990.

               Sustained high natural gas prices led the MCV Partnership to reevaluate the economics of the facility last year, and also led Consumers Energy to examine several long-term alternatives for its MCV interests.

               Consumers Energy, the principal subsidiary of CMS Energy (NYSE:
CMS), provides natural gas and electricity to nearly 6.5 million of Michigan's 10 million residents in all 68 Lower Peninsula counties.

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For more information about Consumers Energy, visit our Website at
www.consumersenergy.com

Media Contacts:  Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590